Exhibit 99.1

GENCOR RELEASES THIRD QUARTER FISCAL 2025 RESULTS

August 8, 2025 (PRIME NEWSWIRE) - Gencor Industries, Inc. (the “Company” or “Gencor”) (NYSE American: GENC) announced today net revenue increased 5.6% for the quarter ended June 30, 2025 to $26,986,000 from $25,551,000 for the quarter ended June 30, 2024. Revenue from contract equipment sales recognized at a point in time and parts revenues increased in the quarter ended June 30, 2025. As a percent of sales, gross profit margins were 26.5% in the quarter ended June 30, 2025, compared to 23.9% in the quarter ended June 30, 2024 due to improved production activities.

Product engineering and development expenses decreased $83,000 to $741,000 for the quarter ended June 30, 2025, as compared to $824,000 for the quarter ended June 30, 2024, due to reduced headcount. Selling, general and administrative (“SG&A”) expenses were relatively unchanged at $3,265,000 for the quarter ended June 30, 2025, compared to $3,290,000 for the quarter ended June 30, 2024.

The Company had operating income of $3,137,000 for the quarter ended June 30, 2025 as compared to $1,993,000 for the quarter ended June 30, 2024. The increase in operating income was due primarily to higher revenues and improved gross margins in the quarter ended June 30, 2025.

For the quarter ended June 30, 2025, the Company had net other income of $2,036,000 compared to $1,329,000 for the quarter ended June 30, 2024. Included in net other income for the quarter ended June 30, 2025 were net realized and unrealized gains on marketable securities of $894,000 compared to $363,000 for the quarter ended June 30, 2024.

The effective income tax rates for the quarters ended June 30, 2025 and June 30, 2024 were 26.0% and 23.0%, respectively. Net income for the quarter ended June 30, 2025 was $3,828,000, or $0.26 per basic and diluted common share, compared to net income of $2,558,000, or $0.17 per basic and diluted common share for the quarter ended June 30, 2024.

For the nine months ended June 30, 2025 the Company had net revenue of $96,606,000 and net income of $13,740,000, or $0.94 per basic and diluted common share, compared to net revenue of $92,245,000 and net income of $13,106,000 or $0.89 per basic and diluted common share for the nine months ended June 30, 2024.

At June 30, 2025, the Company had $136.0 million of cash and cash equivalents and marketable securities compared to $115.4 million at September 30, 2024. Net working capital was $197.1 million at June 30, 2025 compared to $182.2 million at September 30, 2024. The Company had no short-term or long-term debt outstanding at June 30, 2025.

The Company’s backlog was $26.2 million at June 30, 2025 compared to $46.6 million at June 30, 2024.

Marc Elliott, Gencor’s President, commented, “Our third quarter brought improved results over the prior year both in terms of revenue and profits. The overall performance of our first nine months was also solid with approximately 5% increase in revenue and 14% more operating income over the prior year. As we work toward our fiscal year-end, we expect to continue to track with our stable growth strategy and focus on top-line growth and operational efficiency.”

Gencor is a leading manufacturer of heavy machinery used in the production of highway construction equipment and materials and environmental control equipment.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Income Statements

(Unaudited)

	For the Quarters Ended June 30,		For the Nine Months Ended June 30,
	2025	2024	2025	2024
Net revenue	$26,986,000	$25,551,000	$96,606,000	$92,245,000
Cost of goods sold	19,843,000	19,444,000	69,442,000	66,282,000

Gross profit	7,143,000	6,107,000	27,164,000	25,963,000

Operating expenses:
Product engineering and development	741,000	824,000	2,099,000	2,518,000
Selling, general and administrative	3,265,000	3,290,000	10,824,000	10,997,000

Total operating expenses	4,006,000	4,114,000	12,923,000	13,515,000

Operating income	3,137,000	1,993,000	14,241,000	12,448,000

Other income (expense), net:
Interest and dividend income, net of fees	1,142,000	966,000	3,289,000	2,485,000
Net realized and unrealized gains on marketable securities	894,000	363,000	1,037,000	2,087,000

Total other income (expense), net	2,036,000	1,329,000	4,326,000	4,572,000

Income before income tax expense	5,173,000	3,322,000	18,567,000	17,020,000
Income tax expense	1,345,000	764,000	4,827,000	3,914,000

Net income	$3,828,000	$2,558,000	$13,740,000	$13,106,000

Net income per common share - basic and diluted	$0.26	$0.17	$0.94	$0.89

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

ASSETS	June 30, 2025 (Unaudited)	September 30, 2024
Current assets:
Cash and cash equivalents	$27,874,000	$25,482,000
Marketable securities at fair value (cost of $106,365,000 at June 30, 2025 and $88,777,000 at September 30, 2024)	108,097,000	89,927,000
Accounts receivable, less allowance for credit losses of $480,000 at June 30, 2025 and $390,000 at September 30, 2024	3,157,000	1,980,000
Contract assets	12,226,000	9,339,000
Inventories, net	52,872,000	63,762,000
Prepaid expenses and other current assets	1,106,000	2,352,000

Total current assets	205,332,000	192,842,000

Property and equipment, net	10,641,000	11,472,000
Deferred income taxes	3,698,000	3,424,000
Other long-term assets	485,000	383,000

Total Assets	$220,156,000	$208,121,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,539,000	$2,001,000
Customer deposits	2,427,000	5,018,000
Accrued expenses	2,944,000	3,255,000
Current operating lease liabilities	369,000	330,000

Total current liabilities	8,279,000	10,604,000
Unrecognized tax benefits	1,933,000	1,376,000
Non-current operating lease liabilities	63,000	—

Total liabilities	10,275,000	11,980,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized;
12,338,845 shares issued and outstanding at June 30, 2025 and September 30, 2024	1,234,000	1,234,000
Class B common stock, par value $.10 per share; 6,000,000 shares authorized;
2,318,857 shares issued and outstanding at June 30, 2025 and September 30, 2024	232,000	232,000
Capital in excess of par value	12,590,000	12,590,000
Retained earnings	195,825,000	182,085,000

Total shareholders’ equity	209,881,000	196,141,000

Total Liabilities and Shareholders’ Equity	$220,156,000	$208,121,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. The Company’s actual results may differ materially from those set forth in the Company’s forward-looking statements depending on a variety of important factors, including the financial condition of the Company’s customers, changes in the economic and competitive environments and demand for the Company’s products. In addition, the impact of (i) the U.S. government’s recent tariff announcements, (ii) the invasion by Russia into Ukraine, and (iii) the conflict between Israel and Hamas, including hostilities involving Iran, as well as actions taken by other countries, including the U.S., in response to such tariff announcements and conflicts, could result in a disruption in our supply chain and higher costs of our products. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2024: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000